                                                     EXHIBIT 4.3











                       PREFERRED STOCK PURCHASE AGREEMENT

                                  by and among

                        THE PEREGRINE REAL ESTATE TRUST

                                      and

                            THE BUYERS NAMED HEREIN


                          Dated as of October 1, 1994

                               TABLE OF CONTENTS

                                                                              Page
RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I

          DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

          1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . .   1

          1.2     Other Defined Terms. . . . . . . . . . . . . . . . . . . .   4

ARTICLE II

          PURCHASE AND SALE OF SECURITIES  . . . . . . . . . . . . . . . . .   4

          2.1     Authorization of Securities. . . . . . . . . . . . . . . .   4

          2.2     Purchase and Sale of Securities. . . . . . . . . . . . . .   4

          2.3     Consideration for Preferred Shares.  . . . . . . . . . . .   4

ARTICLE III

          CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

          3.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . .   4

          3.2     Actions to be Taken and Documents to be Delivered. . . . .   5

ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF Peregrine  . . . . . . . . . . .   5

          4.1     Organization of Peregrine. . . . . . . . . . . . . . . . .   5

          4.2     Capital Stock. . . . . . . . . . . . . . . . . . . . . . .   6

          4.3     Authorization. . . . . . . . . . . . . . . . . . . . . . .   6

          4.4     No Conflict or Violation.  . . . . . . . . . . . . . . . .   6

          4.5     Consents and Approvals.  . . . . . . . . . . . . . . . . .   7

ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF BUYERS . . . . . . . . . . . . .   7

          5.1     Sophistication . . . . . . . . . . . . . . . . . . . . .   7

          5.2     Rule 144 . . . . . . . . . . . . . . . . . . . . . . . .   7

          5.3     No Public Market . . . . . . . . . . . . . . . . . . . .   8

          5.4     Access to Data . . . . . . . . . . . . . . . . . . . . .   8

          5.5     Authority  . . . . . . . . . . . . . . . . . . . . . . .   8

          5.6     Residence  . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE VI

          CONDITIONS TO Peregrine'S OBLIGATIONS  . . . . . . . . . . . . .   8

          6.1     Representations, Warranties and Covenants  . . . . . . .   8

          6.2     Consents.  . . . . . . . . . . . . . . . . . . . . . . .   9

          6.3     Note Agreement . . . . . . . . . . . . . . . . . . . . .   9

          6.4     Note Agreement and Registration Rights Agreement . . . .   9

          6.5     Declaration of Trust . . . . . . . . . . . . . . . . . .   9

ARTICLE VII

          CONDITIONS TO BUYERS' OBLIGATIONS  . . . . . . . . . . . . . . .   9

          7.1     Representations, Warranties and Covenants. . . . . . . .   9

          7.2     Note Agreement and Registration Rights Agreement . . . .   9

          7.3     Declaration of Trust . . . . . . . . . . . . . . . . . .   9

          7.4     Consents.  . . . . . . . . . . . . . . . . . . . . . . .  10

          7.5     Opinion of Counsel.  . . . . . . . . . . . . . . . . . .  10

          7.6     Certificates.  . . . . . . . . . . . . . . . . . . . . .  11

          7.7     Sales to All Buyers. . . . . . . . . . . . . . . . . . .  12

ARTICLE VIII

          ACTIONS BY Peregrine AND BUYERS AFTER THE CLOSING  . . . . . . .  12

          8.1     Trustees' and Officers' Liability Insurance  . . . . . .  12

        8.2     Declaration of Trust.  . . . . . . . . . . . . . . . . . . .. .  12

        8.3     Further Assurances.  . . . . . . . . . . . . . . . . . . . .. .  12

        8.4     Selection of Independent Public Accountants. . . . . . . . .. .  12

        8.5     Payment of Taxes; Existence and Licenses;
                Maintenance of Assets   . . . . . . . . . . . . . . . . . .  .   12

        8.6     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .. .  13

        8.7     Payment of Indebtedness; Compliance with Contracts,
                Leases, Etc.; Purchase of Stock; Other . . . . . .  . . . .  . . 13

        8.8     Financial Statements; Notices. . . . . . . . . . . . . . . .. .  14

        8.9     Discussion with Officers and Executives. . . . . . . . . . .. .  16

        8.10    Blue Sky. . . . . . . . . . . . . . . . . . . . . . . . . .  .   16

        8.11    Tax Treatment of Dividends. . . . . . . . . . . . . . . . .  .   17

        8.12    Transactions with Affiliates. . . . . . . . . . . . . . . .  .   17

        8.13    Specific Performance as Remedy  . . . . . . . . . . . . . .  .   17

ARTICLE IX

        INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . .. .  18

        9.1     Survival of Representations, Etc.   . . . . . . . . . . . .  .   18

        9.2     Indemnification.  . . . . . . . . . . . . . . . . . . . . .  .   18

        9.3     Indemnification Procedures. . . . . . . . . . . . . . . . .  .   18

ARTICLE X

        TRANSFER OF SECURITIES . . . . . . . . . . . . . . . . .... . . . .  .   19

        10.1     Restrictive Legends.  . . . . . . . . . . . . . .  . . . .  .   20

        10.2     Notice of Proposed Transfer.  . . . . . . . . . .  . . . .  .   20

        10.3     Termination of Restrictions . . . . . . . . . . . .. . . .  .   21

        10.4     Compliance with Rule 144 and Rule 144A  . . . . . .. . . .  .   22

        10.5     Non-Applicability of Restrictions on Transfer . . .. . . .  .   22


ARTICLE XI

        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

        11.1     Notices.  . . . . . . . . . . . . . . . . . . . . . . . . ..  22

        11.2     Choice of Law.  . . . . . . . . . . . . . . . . . . . . . ..  23

        11.3     Entire Agreement; Amendments and Waivers. . . . . . . . . ..  23

        11.4     Counterparts. . . . . . . . . . . . . . . . . . . . . . . ..  23

        11.5     Invalidity. . . . . . . . . . . . . . . . . . . . . . . . ..  23

        11.6     Headings.   . . . . . . . . . . . . . . . . . . . . . . . ..  24

        11.7     Attorney's Fees.  . . . . . . . . . . . . . . . . . . . . ..  24

        11.8     Parties in Interest.  . . . . . . . . . . . . . . . . . . ..  24


SCHEDULES

         Schedule 1 Notices and Shares Purchased

EXHIBITS

         Exhibit A  Note Purchase Agreement
         Exhibit B  Registration Rights Agreement
         Exhibit C  Declaration of Trust
         Exhibit D  Bylaws of The Peregrine Real Estate Trust

                       PREFERRED STOCK PURCHASE AGREEMENT

                 This Preferred Stock Purchase Agreement ("Agreement"), dated as of October 1, 1994, is by and among The Peregrine Real Estate Trust f/k/a Commonwealth Equity Trust, a real estate investment trust organized under the laws of the State of California ("Peregrine"), and the buyers named herein (each a "Buyer," and collectively, the "Buyers").


                                    RECITALS

                 A. Peregrine incurred certain indebtedness to the Buyers (or their predecessors in interest) pursuant to the Old Note Agreement.

                 B. On August 2, 1993, Peregrine filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of California, Case No. 93-26727-C11.

                 C. Pursuant to the Plan of Reorganization of Peregrine, a portion of the indebtedness of Peregrine to the Buyers under the Old Note Agreement is being satisfied in consideration of, among other things, the execution, delivery and performance of this Agreement.


                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

                 "Affiliate" shall mean any entity controlling, controlled by or under common control with Peregrine. For the purposes of this definition, "control" shall have the meaning presently specified for that word in Rule 405 promulgated by the SEC under the Securities Act. With respect to any person who is a limited partnership, Affiliate shall also mean any general partner or limited partner of such limited partnership, or any person which is a general partner in a general or limited partnership, which is a general partner of such limited partnership.





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
                 "Agreement" shall mean this Preferred Stock Purchase Agreement, together with all schedules and exhibits referenced herein.

                 "Assets" shall mean all real and personal property and other assets of Peregrine and its Subsidiaries.

                 "Bankruptcy Code" shall mean Title 11 of the United States Bankruptcy Code, as amended.

                 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Eastern District of California.

                 "Closing Date" shall mean the business day on which each of the conditions set forth in Articles V and VI of this Agreement is satisfied or waived, or such other date as may be mutually agreed upon in writing by Peregrine and Buyers.

                 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

                 "Common Stock" shall mean Peregrine's Common Stock.

                 "Conversion Stock" shall mean Common Stock issued upon conversion of the Preferred Shares.

                 "Declaration of Trust" shall mean the Declaration of Trust of Peregrine as in effect on the date hereof.

                 "Dividends Received Deduction" shall mean the deduction for dividends received provided by Section 243(a) of the Code as in effect on the date hereof and as hereafter amended, or any successor provision.

                 "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other rights of third parties, and, with respect to any securities, any agreements, understandings or restrictions affecting the voting rights or other incidents of record or beneficial ownership pertaining to such securities.

                 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "GAAP" shall mean U.S. generally accepted accounting principles.

                 "Indebtedness" shall mean, with respect to any person, without duplication, (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others with respect to which such Person has become liable by way of a guarantee.

                 "Material Adverse Effect" with respect to any person or entity shall mean a material adverse effect on the business, condition (financial or otherwise), Permits, assets, Liabilities, working capital, reserves, earnings or operations of such person or entity.

                 "Note Agreement" shall mean that certain Second Amended and Restated Note Agreement by and among Peregrine and Buyers substantially in the form of Exhibit A hereto.

                 "Old Note Agreement" shall mean that certain Amended and Restated Note Agreement dated July 17, 1992 by and among Peregrine and Buyers (or their predecessors in interest), as amended.

                 "Permits" shall mean all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations.

                 "Plan" shall mean the Third Amended Plan of Reorganization of Peregrine under chapter 11 of the Bankruptcy Code dated July 27, 1994 as confirmed by order of Bankruptcy Judge Christopher Klein dated August 8, 1994.

                 "Preferred Stock" shall mean Peregrine's preferred stock.

                 "Registration Rights Agreement" shall mean that certain Registration Rights Agreement by and among Peregrine and Buyers, substantially in the form of Exhibit B hereto.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "Securities Act" shall mean the Securities Act of 1933, as amended.

                 "Significant Holder" shall mean a holder of Preferred Shares which are convertible into 5% or more of the initial number of shares of Conversion Stock issuable upon conversion of the Preferred Shares, as adjusted from time to time pursuant to the respective terms thereof.

                "Subsidiary" shall mean any corporation or other entity of which Peregrine owns, directly or indirectly, a majority of the capital stock or a majority of the other equity interests.

                 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

          Term                                              Section
          ----                                              -------
Buyer                                                       Recitals
Buyers                                                      Recitals
Peregrine                                                   Recitals
Closing   3.1
Indemnified Parties                                         8.2
Losses                                                      8.2
Old Note Agreement                                          Recitals
Preferred Shares                                            2.2
Rule 144  9.3


                                   ARTICLE II

                        PURCHASE AND SALE OF SECURITIES

                 2.1 Authorization of Securities. On or before the Closing Date, Peregrine will have authorized the issuance of the Preferred Shares.

                 2.2 Purchase and Sale of Securities. Upon the terms and subject to the conditions contained herein, on the Closing Date, Peregrine will sell to Buyers, and Buyers will purchase from Peregrine, all of the Preferred Shares (as hereinafter defined). The aggregate number of shares of Preferred Stock to be purchased by each Buyer shall be the amount set forth opposite such Buyer's name on Schedule 1 hereto. The aggregate number of shares of Preferred Stock to be purchased hereunder ("Preferred Shares") shall be 11,250,000.

                 2.3 Consideration for Preferred Shares. The consideration for the purchase of the Preferred Shares shall be the restructuring of a portion of the Indebtedness owed to Buyers by Peregrine as provided in the Plan of Reorganization.


                                  ARTICLE III

                                    CLOSING

                 3.1      Closing.         The closing of the transactions
contemplated herein (the "Closing") shall be held at 9:00 A.M.

Pacific Time on the Closing Date at the offices of Greenberg, Glusker, Fields, Claman & Machtinger, 1900 Avenue of the Stars, Los Angeles, California 90067, unless the parties hereto otherwise agree.


                 3.2 Actions to be Taken and Documents to be Delivered. Subject to the terms and conditions of this Agreement, to effect the purchase and sale of the Preferred Shares and the delivery of the consideration described in Section 2.3 hereof, Peregrine and Buyers shall take the following actions in the following order:

                 (a)      At the Closing:

                          (i) Peregrine shall issue and deliver to Buyers certificates evidencing the Preferred Shares;

                          (ii) Peregrine and Buyers shall each deliver all documents required to be delivered pursuant to Articles V and VI.

                 (b) Immediately prior to or concurrently with the completion of the actions described in subsection (a) above, Peregrine and Buyers shall enter into and consummate the transactions contemplated by the Note Agreement and shall enter into the Registration Rights Agreement.

                 All instruments and documents executed and delivered to Buyers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyers. All instruments and documents executed and delivered to Peregrine pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Peregrine.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PEREGRINE

                 Peregrine hereby represents and warrants only to Buyers with respect to this purchase as follows:

                 4.1 Organization of Peregrine. Peregrine is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets. Peregrine is duly qualified or otherwise authorized as a foreign entity to conduct the business conducted by it and is in good standing in each jurisdiction in which such qualification or authorization is necessary under the applicable law and where the failure to be so qualified or otherwise authorized would have a Material Adverse Effect on Peregrine and its Subsidiaries, taken as a whole. A copy of the Restated

Declaration of Trust, and a copy of the Bylaws, attached hereto as Exhibits C and D, respectively, are and will be accurate and complete as of the date hereof.


                 4.2 Capital Stock. As of the Closing Date the authorized capital stock of Peregrine consists of Fifty Million
(50,000,000) shares of Common Stock, not more than Five Million (5,000,000) of which will be issued and outstanding on the Closing Date and Twenty-Five Million (25,000,000) shares of Preferred Stock, no shares of which are issued and outstanding, and no shares of any other class or series of capital stock are authorized, issued or outstanding. All of the outstanding shares of the Common Stock have been duly and validly authorized and issued, are fully paid and non-assessable and were issued pursuant to the Plan, and within the limitations contained in, appropriate and effective Permits of each governmental authority from whom any Permit was required by law. Except as provided in the Plan, other than this Agreement there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible into or exchangeable for, any securities of Peregrine. Upon consummation of the transactions contemplated by this Agreement the Preferred Shares acquired by Buyers from Peregrine will be duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. The Conversion Stock, when issued, will be duly authorized and validly issued, fully paid, and non-assessable, and not subject to any preemptive or similar rights. The Conversion Stock has been reserved for issuance upon the conversion of the Preferred Shares in an amount sufficient to permit the conversion of all the Preferred Shares.

                 4.3 Authorization. Peregrine has all necessary power and authority to enter into this Agreement and has taken all action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. No other corporate proceedings on the part of Peregrine are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Peregrine and is a legal, valid and binding obligation of Peregrine, enforceable against Peregrine in accordance with its terms.


                 4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in a violation of or a conflict with any provision of the Declaration of Trust or other organizational document of Peregrine or any Subsidiary, (ii) result in a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, Permit, authorization or concession to which Peregrine or any Subsidiary is a party or is subject or by which any Assets of Peregrine or its Subsidiaries are bound, which breach or default is reasonably likely to have a Material Adverse Effect on Peregrine and its Subsidiaries, taken as a whole or interfere in any material way with their respective abilities to consummate the transactions contemplated by this Agreement, (iii) result in a violation by Peregrine or any Subsidiary of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, (iv) result in the imposition of any material Encumbrance, restriction or charge on the business of Peregrine or any Subsidiary or on any Assets of Peregrine or its Subsidiaries except pursuant to the Note Purchase Agreement, (v) give rise to any right of termination, cancellation, acceleration, alteration, modification or amendment under any contract or other agreement to which any Subsidiary or Peregrine is a party or by or to which they or any of their Assets or properties may be bound or subject, the effect of which would have a Material Adverse Effect on Peregrine and its Subsidiaries, taken as a whole, (vi) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause any impairment of, any material Permit or
(vii) give rise to any right involving the issuance of securities by Peregrine or any Subsidiary other than the Preferred Shares.

                 4.5 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Peregrine or any Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

                 Each Buyer hereby severally represents and warrants only to the Company with respect to this purchase as follows:

                 5.1 Sophistication. Buyer is experienced in making investments of this type and has such knowledge and background in financial and business matters that it is capable of evaluating the merits and risks of this investment and protecting its own interests.

                 5.2 Rule 144. Buyer acknowledges that, because they have not been registered under the Securities Act, the Preferred Shares (and the Conversion Stock into which the Shares are convertible) Buyer is purchasing must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)), and the number of shares being sold during any three-month period not exceeding specified limitations (unless the sale is within the requirements of Rule 144(k)).

                 5.3 No Public Market. Buyer understands that no public market now exists for any of the securities issued by the Company and that it is uncertain whether a public market will ever exist for the Preferred Shares or for the Conversion Stock into which the Preferred Shares are convertible.

                 5.4 Access to Data. Buyer has had an opportunity to discuss the Company's business, management, and financial affairs with the Company's management and to obtain any additional information necessary to verify the accuracy of the information given to Buyer.

                 5.5 Authority. If Buyer is a corporation, trust, or any other entity, (i) it is authorized and has full right and power to purchase the Preferred Shares, and (ii) the person signing this Agreement and the Registration Rights Agreement and any other instrument executed and delivered hereby on behalf of such entity has been duly authorized by such entity and has full power and authority to do so. Such entity has not been formed for the specific purpose of acquiring the Preferred Shares.

                 5.6 Residence. The residence or principal place of business set forth on the Schedule of Buyers is Buyer's true and correct residence or principal place of business, is the only jurisdiction in which an offer to sell the Shares was made to Purchaser.

                                   ARTICLE VI

                     CONDITIONS TO PEREGRINE'S OBLIGATIONS

                 The obligation of Peregrine to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction or waiver, in the discretion of Peregrine, on or prior to the Closing Date, of each of the following conditions:

                 6.1 Representations, Warranties and Covenants. All representations and warranties of each Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Buyers shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

                 6.2 Consents. All consents, approvals, Permits and waivers from governmental authorities and other parties necessary to permit Peregrine to consummate the transactions contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval, Permit or waiver would not have a Material Adverse Effect upon Peregrine and its Subsidiaries, taken as a whole.

                 6.3 Note Agreement. Peregrine and Buyers shall have entered into the Note Agreement and the transactions contemplated thereby shall have been consummated.

                 6.4 Note Agreement and Registration Rights Agreement. Peregrine and Buyers shall have entered into the Note Agreement and the transactions contemplated thereby shall have been consummated, and Peregrine and Buyers shall have entered into the Registration Rights Agreement.

                 6.5 Declaration of Trust. The Declaration of Trust shall not have been amended, modified or supplemented in any respect from the Declaration of Trust attached hereto as Exhibit C.


                                  ARTICLE VII

                       CONDITIONS TO BUYERS' OBLIGATIONS

                 The obligation of each Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, in the discretion of each Buyer, on or prior to the Closing Date, of each of the following conditions:

                 7.1 Representations, Warranties and Covenants. All representations and warranties of Peregrine contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Peregrine shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to each Buyer a certificate (signed by the President and the Secretary of Peregrine) to the foregoing effect.

                 7.2 Note Agreement and Registration Rights Agreement. Peregrine and Buyers shall have entered into the Note Agreement and the transactions contemplated thereby shall have been consummated, and Peregrine and Buyers shall have entered into the Registration Rights Agreement.

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
                 7.3 Declaration of Trust. The Declaration of Trust shall not have been amended, modified or supplemented in any respect from the Declaration of Trust attached hereto as Exhibit C.

                 7.4 Consents. All consents, approvals, permits and waivers from governmental authorities and other parties necessary to permit Peregrine to consummate the transactions contemplated hereby or necessary to avoid a breach of, default under or termination of any contract or Permit of Peregrine or any Subsidiary shall have been obtained, unless the failure to obtain any such consent, approval, Permit or waiver would not have a Material Adverse Effect upon Peregrine and its Subsidiaries, taken as a whole, or Buyer.

                 7.5 Opinion of Counsel. Peregrine shall have delivered to Buyers an opinion or opinions of counsel for Peregrine reasonably acceptable to Buyers, in form and substance reasonably satisfactory to Buyers, to the effect that (but subject to customary assumptions and limitations):

                 (a) Peregrine has been duly organized and is validly existing and in good standing under the laws of the State of California with the power and authority to enter into this Agreement and perform its obligations hereunder and, to such counsel's best knowledge to carry on its business as now conducted and to own, lease and operate its properties;

                 (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Peregrine, and this Agreement has been duly executed and delivered by Peregrine;

                 (c) This Agreement constitutes the valid and binding obligation of Peregrine, enforceable against it in accordance with its terms, except as limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought, and (iii) other customary exceptions;

                 (d) The authorized capital stock of Peregrine consists of Fifty Million (50,000,000) shares of Common Stock, and Twenty-Five Million (25,000,000) shares of Preferred Stock, and no shares of any other class or series of capital stock are authorized, issued or outstanding. All of the outstanding shares of the Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and not subject to any preemptive or similar rights (such opinion to specify the number of shares of Common

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


Stock issued and outstanding on the date thereof) will not exceed Five Million (5,000,000);

                 (e) The Preferred Stock has the rights and preferences specified in the Declaration of Trust, and the Preferred Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights, and the stock certificates representing the Preferred Shares to be sold to Buyer on the Closing Date have been duly executed by the authorized officers of Peregrine and delivered to Buyers or their nominees as provided in this Agreement;

                 (f) The shares of Common Stock initially issuable upon conversion of the Preferred Shares have been duly authorized and reserved for issuance and, when issued upon such conversion, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights;

                 (g) The execution and performance of this Agreement by Peregrine will not violate or result in a failure to comply with any statute, law, ordinance, regulation, rule or order of any federal or California government or any other governmental department or agency, or any judgment, decree, injunction, writ or order applicable to the business or operations of Peregrine;

                 (h) Neither the execution and delivery of this Agreement by Peregrine nor the consummation of the transactions contemplated hereby will
(i) violate the Declaration of Trust or any other organizational document of Peregrine, (ii) to the best knowledge of such counsel, result in the breach of, a default under or give rise to any right of termination, cancellation, acceleration, alteration, modification or amendment under, any material agreement or commitment to which Peregrine is a party and which is identified to such counsel by Peregrine as a material agreement or commitment, (iii) to the best knowledge of such counsel, require any consents, approvals, authorizations, registrations, declarations or filings by Peregrine under any federal or California statute, rule or regulation applicable to Peregrine, except for such consents, approvals, authorizations, registrations, declarations or filings as have been obtained or made prior to the Closing Date or (iv) to the best knowledge of such counsel, give rise to any right involving the issuance of securities by Peregrine or any Subsidiary other than the Preferred Shares;

                 (i) The offer and sale of the Preferred Shares to Buyer by Peregrine pursuant to the Agreement will not necessitate registration under the Securities Act; and

                 (j) The offer and sale of the Preferred Shares to Buyers by Peregrine pursuant to the Agreement does not require registration, qualification or other action under any state securities or blue sky laws, other than action which has been taken.

                 7.6      Certificates.    Peregrine shall furnish Buyers with
such certificates of the Chief Executive Officer and the Secretary of Peregrine and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by any Buyer.


                 7.7 Sales to All Buyers. The sales of Preferred Shares provided for herein shall have taken place to all Buyers contemporaneously.


                                  ARTICLE VIII

                              ACTIONS BY Peregrine
                          AND BUYERS AFTER THE CLOSING

                 8.1 Trustees' and Officers' Liability Insurance. For so long as any shares of Preferred Stock purchased hereunder are outstanding, Peregrine shall use its best efforts to maintain in full force and effect Peregrine's existing trustees' and officers' liability insurance policy (or such other trustees' and officers' liability policy on terms no less favorable than those of the existing policy in terms of coverage and amounts) covering the trustees and officers of Peregrine with respect to claims made under the policy during the policy period.

                 8.2 Declaration of Trust. Peregrine will maintain in effect the provisions in its Declaration of Trust which provide for indemnification and limitation of personal liability of Peregrine's officers and trustees.

                 8.3 Further Assurances. On and after the Closing Date, Peregrine and Buyers will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

                 8.4 Selection of Independent Public Accountants. From and after the Closing Date Peregrine shall retain as its independent public accountants an independent public accounting firm of nationally recognized standing.

                 8.5 Payment of Taxes; Existence and Licenses; Maintenance of Assets. Peregrine will:

                 (a) pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its Assets or upon any part therereof, any of which give rise to liens, charges or encumbrances attaching to any material property of Peregrine or any of its Subsidiaries, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien, charge or encumbrance upon its Assets; provided, however, that Peregrine shall not be required to pay, or to cause any Subsidiary to pay, any tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if Peregrine or such Subsidiary shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed by Peregrine adequate with respect thereto;

                 (b) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and all of its rights, franchises, licenses and permits; provided, however, that nothing in this Subsection (b) shall (i) prevent the abandonment or termination of Peregrine's or any Subsidiary's authorization to do business in any foreign state or jurisdiction, if, in the opinion of Peregrine or its Board of Trustees (in the latter case evidenced by a duly adopted resolution), such abandonment or termination is in the best interest of Peregrine or such Subsidiary and not disadvantageous to the holders of the Securities or the shares of Common Stock issued upon conversion of the Preferred Shares, or (ii) require compliance with any law so long as the validity or applicability thereof shall be disputed or contested in good faith; and

                 (c) maintain and keep, or cause to be maintained and kept, its material Assets in good repair, working order and condition, and from time to time make, or cause to be made, all repairs, renewals and replacements which, in the opinion of Peregrine or its Board of Trustees, are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Subsection (c) shall prevent Peregrine or any Subsidiary from selling or otherwise disposing of any Assets whenever in the good faith judgment of Peregrine's management such Assets are obsolete, worn out, without economic value, or unnecessary for the conduct of the business of Peregrine or such Subsidiary.

                 8.6 Insurance. Peregrine will, and, except as otherwise provided herein, will cause each Subsidiary to keep or cause to be kept insured, with companies that Peregrine believes to be financially sound and reputable, all of its insurable properties or properties in which it has an insurable interest against such risks and in such amounts and with such deductibles as customarily are maintained by other business entities operating similar businesses.


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

                 8.7 Payment of Indebtedness; Compliance with Contracts, Leases, Etc.; Purchase of Stock; Other Restrictions. Peregrine will:

                 (a) pay or cause to be paid the principal of, and the interest and premium, if any, on, all Indebtedness heretofore or hereafter incurred or assumed by Peregrine when and as the same shall become due and payable where the failure to do so is likely to have a Material Adverse Effect, unless such Indebtedness shall be renewed or extended, in which case, such payments shall be made in accordance with the terms of such renewal or extension;

                 (b) faithfully observe, perform and discharge in all material respects all the covenants, conditions and obligations which are imposed on it by any and all indentures, agreements, or other instruments securing or evidencing Indebtedness or pursuant to which Indebtedness is issued when failure to do so is likely to have a Material Adverse Effect, and not permit the occurrence or continuance of any act or omission which is or under the provisions thereof may be declared to be a default thereunder and where such default is likely to have a Material Adverse Effect, unless such default (other than default in payment of principal or interest) or the right to declare a default on account of such act or omission is waived pursuant to the provisions thereof; neither Peregrine nor any Subsidiary shall be required to make any payment or to take any other action by reason of Subsection (a) or (b) at any time while it shall be currently contesting in good faith by appropriate proceedings its obligations to make such payment or to take such action, if Peregrine shall have set aside on its books reserves (segregated or classified to the extent required by generally accepted accounting principles) deemed by it adequate with respect thereto; and

                 (c) not violate any provision of its Declaration of Trust, as amended, or any material provision of any judgment, writ, decree, order, statute, rule or governmental regulation or approval applicable to Peregrine or any material provision of any contract, agreement, indenture, mortgage, lien, lease, sublease or arbitration award to which Peregrine is a party, by which it is bound or to which any of its Property is subject where the failure to do any of the foregoing is likely to have a Material Adverse Effect.

                 8.8 Financial Statements; Notices. Peregrine covenants that it will deliver to each Significant Holder:

                 (a) as soon as practicable and in any event within 35 days after the end of each fiscal month, unconsolidated statements of income of Peregrine for such month, setting forth in comparative form figures for the corresponding month in the preceding fiscal year, all in reasonable detail and reasonably satisfactory in form to such Significant Holder;

                 (b) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders' equity and cash flows of Peregrine and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of Peregrine and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and reasonably satisfactory in form to Buyer and certified by the principal accounting officer or controller, or their equivalent, of Peregrine, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to subsection (e) below of copies of the Quarterly Report on Form 10-Q of Peregrine for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection (b);

                 (c) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of stockholders' equity of Peregrine and its Subsidiaries for such year, and a consolidated balance sheet of Peregrine and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to such Significant Holder and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by Peregrine whose report shall be without limitation as to the scope of the audit and satisfactory in substance to such Significant Holder and, as to the consolidating statements, certified by the principal accounting officer or controller, or their equivalent, of Peregrine; provided, however, that delivery pursuant to subsection (d) below of copies of the Annual Report on Form 10-K of Peregrine for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection (c);

                 (d) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the SEC or with any domestic securities exchange on which any of its securities are listed, and copies of all press releases and other statements made available to the public concerning material developments in the business of Peregrine and its Subsidiaries;

                 (e) promptly upon receipt thereof, a copy of each other report submitted to Peregrine or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books and records of Peregrine or any Subsidiary; and

                 (f)      prompt notice of:

                          (i) any investigation by the SEC, the Internal Revenue Service, or the United States Department of Justice in connection with which Peregrine or any Subsidiary is identified as an object of such investigation;

                          (ii) any complaint or proceeding instituted against Peregrine or any Subsidiary by the SEC, the Internal Revenue Service, or the United States Department of Justice;

                          (iii)  any investigation of, or complaint or
         proceeding against, Peregrine or any Subsidiary instituted by any other federal agency or by any state or local regulatory agency, which, if concluded adversely to Peregrine or such Subsidiary, could have a Material Adverse Effect on the business or Property of Peregrine or of such Subsidiary; and

                          (iv) any other action at law or suit in equity in any court or any proceeding before any regulatory or administrative body, involving a claim or claims against Peregrine or any Subsidiary which, if concluded adversely to Peregrine or any Subsidiary, could give rise to damages in excess of $1,000,000 in the aggregate or could otherwise have a Material Adverse Effect on the business or property of Peregrine or such Subsidiary.

                 (g) with reasonable promptness, such other financial and/or operating data as such Significant Holder may reasonably request.

                 8.9 Discussion with Officers and Executives. Peregrine will permit any Significant Holder and any Person designated from time to time by such Significant Holder in writing, at the expense of such Significant Holder, upon notice to Peregrine to visit and inspect any of the properties owned by Peregrine and its Subsidiaries, to examine the books and financial records of Peregrine and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of Peregrine with the principal officers and trustees of Peregrine and its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request.

                 8.10 Blue Sky. From and after the Closing Date, so long as any Preferred Shares are outstanding, if at any time a holder of Preferred Shares converts any Preferred Shares, in whole or in part, the issuance of Common Stock upon such conversion or exercise may not be lawfully made without the registration or qualification of such Common Stock under the securities or blue sky laws of any jurisdiction, Peregrine shall promptly use its best efforts to effect such registration or qualification and such action shall not count as a registration under Section 2 of the Registration Rights Agreement.

                 8.11  Tax Treatment of Dividends.

                 (a) Peregrine will not take any action which could reasonably be expected by it (i) to cause the Preferred Shares to be treated as indebtedness for purposes of the Code pursuant to Section 385 of the Code or any successor provision of the Code and the regulations promulgated thereunder, or (ii) to cause the Dividends Received Deduction to cease to be available, in whole or in part, with respect to dividends on the Preferred Shares received by any corporate holder thereof.

                 (b) Without limiting the generality of the foregoing, Peregrine covenants and agrees that (i) it will not claim a deduction for dividends paid on the Preferred Shares whether as interest or otherwise, in any federal income tax return, claim for refund of federal income tax or other submission to the Internal Revenue Service, and (ii) unless required to do so by GAAP, it will not treat the Preferred Shares other than as equity capital or the dividends paid thereon other than as dividends paid on capital in any report to stockholders or any governmental body having jurisdiction over Peregrine or otherwise.

                 (c) Peregrine will cooperate with and support any corporate holder of any Preferred Shares in any litigation, appeal or other proceeding challenging or contesting any ruling, technical advice, finding or determination of the Internal Revenue Service that the Preferred Shares are to be treated as indebtedness for purposes of the Code or that dividends paid on the Preferred Shares are not eligible for the Dividends Received Deduction. The cooperation and support required of Peregrine by the preceding sentence shall be at the expense of such corporate holder, except that Peregrine will pay all fees and expenses (whether incurred by it or a corporate holder) in connection with any such submission, litigation, appeal or other proceeding necessitated or caused by a breach by Peregrine of its covenants contained in this Section 7.11.

                 8.12 Transactions with Affiliates. Peregrine and its Subsidiaries will not enter into any transactions with any Affiliate on terms that are less favorable to Peregrine or such Subsidiary than those that would be obtainable at the time in an ordinary course transaction with an unaffiliated entity or person.

                 8.13 Specific Performance as Remedy. If Peregrine, or any Subsidiary or Affiliate, fails to perform any act or take any action required pursuant to this Article VIII, Buyers hereby waive any rights or remedies which may otherwise be available to them, at law or in equity, other than (a) damage claims arising under Section 8.11 and (b) specific performance, which shall generally be available under this Article VIII.


                                   ARTICLE IX

                                INDEMNIFICATION

                 9.1 Survival of Representations, Etc. All statements contained herein or in any certificate or instrument of conveyance delivered by or on behalf of any party pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder. The representations and warranties of Peregrine contained herein shall survive the Closing Date.

                 9.2 Indemnification. Peregrine shall indemnify and hold harmless each Buyer and its Affiliates, directors, officers, advisors, agents and employees (the "Indemnified Parties") to the fullest extent lawful, from and against any and all losses, damages, claims, liabilities, actions and expenses (including without limitation, costs of investigating, preparing or defending any such claim or action and reasonable legal fees and expenses) (collectively "Losses") arising out of or in connection with the breach of any warranty, representation, covenant or agreement of Peregrine contained in this Agreement, and including without limitation, any such Losses arising out of transactions entered into or events occurring prior to the Closing; provided, however, that no Indemnified Party shall be entitled to indemnification by Peregrine hereunder with respect to any Losses arising solely from the bad faith or gross negligence (as finally determined by a court of competent jurisdiction) of such Indemnified Party or any affiliate director, officer, agent, or employee of such Indemnified Party. The term "Losses" as used in this Section 8.2 is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims.

                 9.3  Indemnification Procedures.

                 (a) If any action or proceeding shall be brought or asserted against any Indemnified Party in respect of which indemnity may be sought from Peregrine, such Indemnified Party shall promptly notify Peregrine in writing and Peregrine shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Party and the payment of expenses as provided in Section 8.2. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by such Indemnified Party, unless (i) Peregrine has agreed in writing to pay such fees and expenses, (ii) Peregrine shall have failed promptly to assume the defense of such action or proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party in any such action or proceeding, or (iii) such Indemnified Party shall have reasonably concluded that there are defenses available to it which are different from or additional to those available to Peregrine which, if Peregrine and the Indemnified Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Indemnified Party (in which case if such Indemnified Party notifies Peregrine in writing that it elects to employ separate counsel at the expense of Peregrine, Peregrine shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being agreed to and understood that Peregrine shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together, if appropriate, with one firm of local counsel per jurisdiction) at any time for such Indemnified Party, which counsel or firm shall be designated in writing by such Indemnified Party or by Buyer if there is more than one Indemnified Party, provided that in the case of (iii) above, Peregrine shall only be liable for the fees and expenses of separate counsel with respect to such different or additional defenses and such Indemnified Party shall instruct such separate counsel to cooperate with Peregrine's counsel in order to reduce the fees and expenses for which Peregrine is liable). Peregrine shall not be liable for any settlement of such action or proceeding, effected without its prior written consent, which consent shall not be unreasonably withheld, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, Peregrine will indemnify and hold harmless any such Indemnified Party from and against any Losses (to the extent provided for in this Article VIII) by reason of such settlement or judgment.


                                   ARTICLE X

                             TRANSFER OF SECURITIES

                 The Preferred Shares and the Conversion Stock shall not be transferable except upon the conditions specified in this Article X, which conditions are intended to insure compliance with the provisions of the Securities Act and state securities laws in respect of the transfer of any such securities.

                 10.1  Restrictive Legends.

                 (a) Unless and until otherwise permitted by this Article, each certificate for Preferred Shares or Conversion Stock issued to a Buyer or its nominee, or to any subsequent transferee of such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

                 "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and thus may not be offered for sale, sold, transferred or otherwise disposed of unless registered under the Securities Act of 1933, as amended, or unless an exemption from such registration is available. Further, such transfer is subject to the conditions specified in that certain Preferred
                 Stock Purchase Agreement by and among the Peregrine Real Estate Trust and the Buyers named therein, pursuant to which such shares were issued and sold or otherwise transferred by The Peregrine Real Estate Trust f/k/a Commonwealth Equity Trust ("Peregrine"), a copy of which Agreement is on file and may be inspected at the principal office of Peregrine. A copy of such Agreement will be furnished by Peregrine to the holder hereof upon request and without charge. Under certain circumstances specified in such Agreement, Peregrine has agreed to deliver to the holder hereof a new certificate, not bearing this legend, for all or part of the number of shares evidenced hereby, as the case may be, registered in the name of such holder or designated nominee."

                 (b) Each certificate for Preferred Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

                 "A statement of the relative rights and preferences of Peregrine's Common Shares and its Preferred Shares will be furnished by Peregrine to the holder hereof upon request and without charge."

                 (c) Peregrine may order its transfer agents for Preferred Shares and Conversion Stock to stop the transfer of any shares of Preferred Stock or Conversion Stock bearing the legend set forth in Subsection (a) of this Section 10.1 until the conditions of this Article X with respect to the transfer of such shares have been satisfied.

                 10.2 Notice of Proposed Transfer. If, prior to any transfer or sale of any Preferred Shares or Conversion Stock, the holder desiring to effect such transfer or sale shall deliver a written notice to Peregrine describing briefly the manner of such transfer or sale and a written opinion of counsel for such holder (provided that such counsel, and the form and substance of such opinion, are reasonably satisfactory to Peregrine) to the effect that such transfer or sale may be effected without the registration of such securities under the Securities Act, Peregrine shall thereupon permit or cause its transfer agent (if any) to permit such transfer or sale to be effected; provided, however, that if in such written notice the transferring holder represents and warrants to Peregrine that the transfer or sale is to a purchaser or transferee whom the transferring holder knows or reasonably believes to be a "qualified institutional buyer," as that term is defined in Rule 144A promulgated by the SEC under the Securities Act ("Rule 144A"), no opinion shall be required.


                 10.3  Termination of Restrictions.

                 (a) Notwithstanding the foregoing provisions of this Article IX, the restrictions imposed by this Article IX upon the transferability of Preferred Shares and Conversion Stock shall terminate as to any particular share of Preferred Stock or Conversion Stock, when (1) such security shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration, or (2) a written opinion to the effect that such restrictions are no longer required or necessary under any federal or state securities law or regulation have been received from counsel for the holder thereof (who may be inside counsel in the case of any institutional holder) or counsel for Peregrine, or (3) such security shall have been sold without registration under the Securities Act in compliance with Rule 144 promulgated by the SEC under the Securities Act ("Rule 144") or Rule 144A, or (4) Peregrine is reasonably satisfied that the holder of such security shall, in accordance with the terms of Subsection (k) of Rule 144, be entitled to sell such security pursuant to such Subsection, or (5) a letter or an order shall have been issued to the holder thereof by the staff of the SEC or the SEC stating that no enforcement action shall be recommended by such staff or taken by such commission, as the case may be, if such security is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or order and such letter or order specifies that no subsequent restrictions on transfer are required.

                 (b) Whenever the restrictions imposed by this Article IX shall terminate, as hereinabove provided, the holder of any particular share of Preferred Stock or Conversion Stock then outstanding as to which such restrictions shall have terminated shall be entitled to receive from Peregrine, without expense to such holder, one or more new certificates for



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
Preferred Stock or Conversion Stock not bearing the restrictive legend set forth in Section 10.1(a) hereof.

                 10.4 Compliance with Rule 144 and Rule 144A. At the written request of any holder of Preferred Shares or Conversion Stock who proposes to sell Preferred Shares or Conversion Stock in compliance with Rule 144, Peregrine shall furnish to such holder, within ten days after receipt of such request, a written statement as to whether or not Peregrine is in compliance with the filing requirements of the SEC as set forth in such Rule. For purposes of effecting compliance with Rule 144A, in connection with any resales of any shares of Preferred Stock or Conversion Stock that hereafter may be effected pursuant to the provisions of Rule 144A, any holder of Preferred Shares or Conversion Stock desiring to effect such resale and each prospective institutional purchaser of such shares designated by such holder shall have the right, at any time Peregrine is not subject to Section 13 or 15(d) of the Exchange Act, to obtain from Peregrine, upon the written request of such holder and at Peregrine's expense, the documents specified in Section (d)(4)(i) of Rule 144A, as such rule may be amended from time to time.

                 10.5 Non-Applicability of Restrictions on Transfer. Notwithstanding the provisions of Section 10.2 hereof, any record owner of Preferred Shares or Conversion Stock may from time to time transfer all or part of such record owner's Preferred Shares or Conversion Stock (i) to a nominee identified in writing to Peregrine as being the nominee of or for such record owner, and any nominee of or for a beneficial owner of Preferred Shares or Conversion Stock identified in writing to Peregrine as being the nominee of or for such beneficial owner may from time to time transfer all or part of the Preferred Shares or Conversion Stock registered in the name of such nominee but held as nominee on behalf of such beneficial owner, to such beneficial owner,
(ii) to an Affiliate, or (iii) if such record owner is a partnership or the nominee of a partnership, to a partner, retired partner, or estate of a partner or retired partner, of such partnership, so long as such transfer is in accordance with the transferee's interest in such partnership and is without consideration; provided, however, that each such transferee shall remain subject to all restrictions on the transfer of securities herein contained.


                                   ARTICLE XI

                                 MISCELLANEOUS

                 11.1 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and delivered by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery, at


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

the address or to the telecopy number on Schedule 1 hereto or to such other place as one party may designate as to itself by written notice to the others.

                 All such notices, requests, instructions or other documents shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged by addressee, if by telecopier transmission; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

                 11.2 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of California, without regard to the conflict of law principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                 11.3 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Prior to the completion of the Closing, no amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in a written instrument by the party to be bound thereby; thereafter any such amendment, supplement, modification or waiver shall require execution of a written instrument by the beneficial holders of no less than a majority of the Preferred Shares then outstanding and, if it is bound thereby, by Peregrine.
No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                 11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 11.5 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                 11.6 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                 11.7 Attorney's Fees. If any party entitled to do so brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in such action shall be entitled to an award of reasonable costs of litigation, including attorneys' fees and related costs, to be paid by the losing party in such action as may be determined by the court having jurisdiction in such action. In addition to costs of litigation, if Buyers incur costs in connection with any effort or action (whether or not litigation is involved) to defend or enforce rights and remedies under this Agreement in connection with a case commenced by or against Peregrine under the federal bankruptcy or reorganization laws or similar laws under applicable state law, Buyers shall be entitled to an award of reasonable costs and expenses, including attorneys' fees, incurred in connection with such efforts or actions.

                 11.8 Parties in Interest. Except for Sections 8.1 and 8.2, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their transferees, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Sections 8.1 and 8.2 shall inure to the benefit of each of the directors and officers of Peregrine and its Subsidiaries at the Closing Date as well as to the benefit of each party hereto and such directors and officers shall have the right to enforce the obligations of Peregrine thereunder. Sections 8.1 and 8.2 and the rights to enforce Sections 8.1 and
8.2 shall survive the Closing.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

                   THE PEREGRINE REAL ESTATE TRUST f/k/a
                           COMMONWEALTH EQUITY TRUST


                   Name:______________________________
                               Frank A. Morrow


                   Title: President, Chief Executive Officer


                   PACIFIC MUTUAL LIFE INSURANCE COMPANY


                   Name:  _________________________________


                   Title: _________________________________


                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                   Name:  _________________________________
                                      John Mullman

                   Title: Vice President


                   PRUCO LIFE INSURANCE COMPANY


                   Name:  _________________________________
                                      Gary Trabka

                   Title: Managing Director


                   ORIX USA CORPORATION


                   Name:  _________________________________


                   Title: _________________________________

                        WEYERHAEUSER COMPANY MASTER RETIREMENT TRUST

                        By:  TCW Special Credits, Its Investment Manager

                        By:  TCW Asset Management Co.,

                        By:  _________________________________
                             Richard Masson
                             Managing Director

                        By:  _________________________________
                             Name:
                             Title:

                        TCW SPECIAL CREDITS FUND IV

                        By:  TCW Special Credits, Its General Partner

                        By:  TCW Asset Management Co.

                        By:  _________________________________
                             Richard Masson
                             Managing Director

                        By:  _________________________________
                             Name:
                             Title:


                        TCW SPECIAL CREDITS PLUS FUND

                        By:  TCW Special Credits, Its General Partner

                        By:  TCW Asset Management Co.

                        By:  _________________________________
                             Richard Masson
                             Managing Director

                        By:  _________________________________
                             Name:
                             Title:

                        TCW SPECIAL CREDITS TRUST IV

                        By: Trust Company of the West, Trustee

                        By:  _________________________________
                             Richard Masson
                             Managing Director

                       By:   _________________________________
                             Name:
                             Title:


                        TCW SPECIAL CREDITS TRUST IVA

                        By: Trust Company of the West, Trustee

                        By:  _________________________________
                             Richard Masson
                             Managing Director


                        By:  _________________________________
                             Name:
                             Title:

                                   SCHEDULE 1


1.    The Peregrine Real Estate Trust
         1300 Ethan Way
         Sacramento, California  95825
         Attention:  Frank A. Morrow
         FAX:  (916) 929-1122

                                                    Shares
          Buyers                                   Purchased                 FEIN #
          ------                                   ---------                 ------
2.       The Prudential Insurance                    913,782                 22-1211670
           Company of America
         Prudential Specialized Finance Group
         Four Gateway Center
         100 Mulberry Street
         Newark, New Jersey   07102-4069
         Attention: Sr. Managing Director
         FAX:  (201) 802-2662

3.       The Prudential Insurance                    958,721                 22-1211670
           Company of America
         Prudential Specialized Finance Group
         Four Gateway Center
         100 Mulberry Street
         Newark, New Jersey   07102-4069
         Attention: Sr. Managing Director
         FAX:  (201) 802-2662


2.       PRUCO Life Insurance Company              1,123,502                 22-1944557
         c/o The Prudential Insurance Co.
           Company of America
         Prudential Specialized Finance Group
         Four Gateway Center
         100 Mulberry Street
         Newark, New Jersey   07102-4069
         Attention: Sr. Managing Director
         FAX:  (201) 802-2662

5.       Pacific Mutual Life Insurance             2,996,005                 95-1079000
           Company
         Ronn C. Cornelius
         700 Newport Beach
         Newport Beach, California  92660
         FAX:  (714) 640-3199

6.       Orix USA Corp.                              449,401                 13-3095268
         Denise L. Getty
         600 Wilshire Boulevard, Suite 1460
         Los Angeles, California  90017
         FAX:  (213) 955-6530

7.       Weyerhaeuser Company Master                 432,773                 13-6351459
           Retirement Trust
         c/o Trust Company of the West
         Attention:  Richard Masson
         865 South Figueroa Street
         Suite 1800
         Los Angeles, California  90017
         FAX:  (213) 244-0549

8.       TCW Special Credits Fund IV               1,394,490                 95-4424460
         Richard Masson
         865 South Figueroa Street
         Suite 1800
         Los Angeles, California  90017
         FAX:  (213) 244-0549


9.       TCW Special Credits Plus Fund             1,490,663                 95-4424461
         Richard Masson
         865 South Figueroa Street
         Suite 1800
         Los Angeles, California  90017
         FAX:  (213) 244-0549

10.      TCW Special Credits Trust IV              1,202,147                 95-6955426
         Richard Masson
         865 South Figueroa Street
         Suite 1800
         Los Angeles, California  90017
         FAX:  (213) 244-0549

11.      TCW Special Credits Trust IVA               288,516                 95-6958283
         Richard Masson
         865 South Figueroa Street
         Suite 1800
         Los Angeles, California  90017
         FAX:  (213) 244-0549






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